ALLEGIANT TRAVEL COMPANY REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

$1.12 earnings per share and 21.4% operating margin despite 72% year-over-year increase in fuel expense

Las Vegas, Nev., April 19, 2010 /PRNewswire/ – Allegiant Travel Company (NASDAQ: ALGT), parent company of Allegiant Air and Allegiant Vacations, today reported the following financial results for first quarter 2010 and comparisons to prior year equivalents:

Unaudited	1Q10	1Q09	Change
Total operating revenue (millions)	$169.6	$142.1	19.4%
Operating income (millions)	$36.2	$44.5	(18.5)%
Operating margin	21.4%	31.3%	-9.9pp
Net income (millions)	$22.6	$28.2	(19.8)%
Diluted earnings per share	$1.12	$1.37	(18.2)%
Scheduled Service:
Average fare — scheduled service	$81.41	$74.52	9.2%
Average fare — ancillary total	35.08	34.09	2.9%

Average fare — total	$116.49	$108.61	7.3%
Total revenue per ASM (cents)	11.08	10.82	2.4%
Average passengers per departure	135	132	2.3%
Load factor	91.7%	90.8%	0.9pp
Average stage length (miles)	945	887	6.5%
Total System*:
Operating expense per passenger	$92.80	$75.42	23.0%
Operating expense per passenger, excluding fuel	$52.89	$49.62	6.6%
Average departures per aircraft per day	2.81	3.00	(6.3)%
Average stage length (miles)	895	843	6.2%

*Total system includes scheduled service, fixed-fee contract and non-revenue flying

Allegiant Travel Company also reported the following balance sheet information:

Unaudited ($millions)	03/31/10	12/31/09	Change ($mm)
Unrestricted cash (including short-term investments)	249.2	231.5	17.7
Unrestricted cash net of air traffic liability	127.4	140.9	(13.5)
Total debt, including capital leases	39.4	45.8	(6.4)

“We are pleased to announce our 29th consecutive profitable quarter with the results of the first quarter of 2010,” stated Maurice J. Gallagher, Jr., Chairman and CEO of Allegiant Travel Company. “Our first quarter results continue to reaffirm the stability and strength of our model. This is the fifth year in a row where our first quarter operating profit percentage has been double digit. The 31% operating margin we achieved in the first quarter of 2009 benefited from the lowest quarterly fuel prices in over five years ($1.47 per gallon). This year, in spite of a 48% increase in fuel price to $2.17 per gallon, we nonetheless achieved a 21% operating margin.

“We continued growing during this quarter. Average aircraft in operation increased by seven (46 vs 39) versus the prior year. On a system basis, we generated 17% more ASMs, 10% more departures and 11% more passengers. Southern California flying and other longer routes drove a 6.5% increase in our scheduled service average stage length from 887 in the first quarter of last year to 945 miles this year.

“Improving unit revenues are also part of the story. We generated a $116.49 average fare per scheduled passenger versus $108.61, a nearly $8 increase compared to the first quarter last year. Sequentially, unit revenues were also up 7% from $108.59 in the fourth quarter of 2009, another sign of an improving economy. And TRASM also increased 2.4% year-over-year despite the significant increase in stage length.

“This quarter also marked our eighth consecutive quarter of load factors near or above 90%. Beginning in the second quarter of 2008, we increased our focus on filling aircraft to take advantage of strong ancillary revenues and reduce per-passenger costs by spreading costs, particularly fuel, over more passengers. This strategy has worked well and we plan to continue this approach indefinitely.

“Looking forward, we are excited about our prospects. Our Team Members continue to perform exceptionally well. We were able to reward all eligible employees with profit-sharing checks in the first quarter – our third year running for this company-wide program. We began service to Orlando International Airport on February 1st and most recently announced plans to begin Hawaii service. To that end, we entered into a contract to purchase six Boeing 757-200 series aircraft and closed on the first two aircraft in March. We are targeting operational authority by the end of 2010 and we expect to begin service shortly thereafter,” concluded Gallagher.

Andrew C. Levy, President and Chief Financial Officer stated, “We remain pleased with our cost management. Operating expense per passenger, excluding fuel, was up only 6.6% to $52.89 despite the increase in average stage length and a 6.3% decline in departures per aircraft. The increase in fuel price and the longer stage length resulted in a $14 increase in fuel expense per passenger from $25.80 to $39.91.

“Despite a 72% increase in fuel expense, we generated $44.8 million in EBITDA, down from $51.4 million in the first quarter of 2009. We ended the quarter with unrestricted cash and short-term investments of $249.2 million, up from $231.5 million at the end of the prior quarter. Excluding air traffic liability, cash declined to $127.4 million from $140.9 million at the end of 2009, while over the same timeframe total debt outstanding declined to $39.4 million from $45.8 million.

“Capital expenditures (including deposits made in prior periods) were $40.0 million during the first quarter, almost all of which was related to aircraft. In the first quarter of 2010 we made open-market purchases of 55,602 shares at an average per-share price of $51.29 for total consideration of $2.9 million under the share repurchase program our Board of Directors approved in January 2009 and most recently amended in January 2010. We currently have a total of $22.1 million in unused stock repurchase authority remaining under our current Common Stock repurchase plan.

“Lastly, we are pleased with our performance in the third party ancillary segment. Gross ancillary revenue was up 26.2% to $22.5 million, mostly driven by a year-over-year increase in non-Las Vegas hotels and transportation (rental cars and hotel shuttles). Our margin declined largely due to the diminution in net revenue contribution from a merchant that provides us with a commission based on sales of an online subscription coupon product, combined with lower margins on transportation products. Net revenue increased 3.9% on a year-over-year basis,” concluded Levy.

Supplemental Ancillary Revenue Information (unaudited)	1Q10	1Q09	Change
Gross ancillary revenue — third party products (000)	$22,489	$17,817	26.2%
Cost of goods sold (000)	($16,367)	($12,067)	35.6%
Transaction costs (a) (000)	($1,180)	($995)	18.6%

Ancillary revenue — third party products (000)	$4,942	$4,755	3.9%
As percent of gross	22.0%	26.7%	-4.7pp
Ancillary revenue — third party products/scheduled passenger	$3.64	$3.93	(7.3)%

(a) includes credit card fees and travel agency commissions

During the first quarter of 2010 we placed one owned 150-seat MD-80 aircraft into service. We placed a second owned 150-seat MD-80 aircraft into service early in the second quarter, in conjunction with the previously announced planned permanent withdrawal of one MD-87 aircraft on April 1 (our 130-seat MD-87 fleet, now numbering three, operates almost exclusively for our fixed-fee programs). By the end of the second quarter 2010, we expect to have an operating fleet of 50 MD-80 aircraft (including our three remaining MD-87 aircraft).

MD-80 Aircraft in Service	March 31, 2010	March 31, 2009
Owned (including capital leases)	43	39
Leased	4	2

Total	47	41

Allegiant Air did not start any new scheduled routes in the first quarter of 2010. During the first quarter, we announced eight new routes to start in the second quarter, including four to Myrtle Beach, three to our Los Angeles base in Southern California, and one route to Phoenix-Mesa. We expect to make further new route announcements in the near future.

Network Summary*	March 31, 2010	March 31, 2009
Major leisure destinations	6	5
Other leisure destinations	5	6
Small cities served	57	59

Total cities served	68	70
Routes to Las Vegas	39	39
Routes to Orlando	30	30
Routes to Tampa Bay/St. Petersburg	20	20
Routes to Phoenix-Mesa	20	15
Routes to Southern California (Los Angeles)	11	0
Routes to Ft. Lauderdale	5	6
Other routes	9	6

Total routes	134	116

• includes cities served seasonally

At this time, Allegiant Travel Company provides the following guidance to investors. All items are subject to revision. Allegiant Air expects:

Guidance, subject to revision	2010
	Second quarter	Third quarter

System
Departure year-over-year growth	2%	10%
ASM year-over-year growth	8%	16%
Block hours/aircraft/day	6.5	6.1
Departures/aircraft/day	2.8	2.7
Scheduled
Departure year-over-year growth	3%	17%
ASM year-over-year growth	9%	20%

•	Second quarter fixed fee revenues expected to be flat to slightly down relative to second quarter 2009.

•	Second quarter 2010 operating expense per passenger, excluding fuel, to be approximately $53.

•	An operating fleet of 50 MD-80 aircraft by the end of second quarter 2010 and an operating fleet of at least 52 MD-80 aircraft and two 757 aircraft by the end of 2010.

•	2010 capital expenditures of approximately $120 million, including amounts expended in the first quarter of 2010.

At this time we have no fuel hedges in place.

Allegiant Travel Company will host a conference call with analysts at noon East Coast time tomorrow, April 20, 2010, to discuss its first quarter 2010 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiant.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT) is focused on linking travelers in small cities to major leisure destinations such as Las Vegas, Orlando, Fla., Tampa/St. Petersburg, Fla., Phoenix-Mesa, Los Angeles and Fort Lauderdale, Fla. Through its subsidiary, Allegiant Air, the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370
mediarelations@allegiantair.com

Investor Inquiries: Robert Ashcroft +1-702-430-3275
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding expected load factors, the air travel price environment, industry prospects, future operating expense, ASM growth, departure growth, fleet growth, fleet utilization, fixed-fee revenues and expected capital expenditures, as well as other information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate”, “project”, “hope” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the effect of the economic downturn on leisure travel, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, possible unionization efforts, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Three Months Ended March 31, 2010 and 2009
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Percent
	2010	2009	change
OPERATING REVENUE:
Scheduled service revenue	$110,434	$90,196	22.4
Ancillary revenue:
Air-related charges	42,650	36,501	16.8
Third party products	4,942	4,755	3.9

Total ancillary revenue	47,592	41,256	15.4
Fixed fee contract revenue	11,267	10,106	11.5
Other revenue	344	561	(38.7)

Total operating revenue	169,637	142,119	19.4

OPERATING EXPENSES:
Aircraft fuel	57,366	33,398	71.8
Salary and benefits	25,892	23,409	10.6
Station operations	15,682	13,133	19.4
Maintenance and repairs	12,770	11,132	14.7
Sales and marketing	5,083	4,467	13.8
Aircraft lease rentals	507	405	25.2
Depreciation and amortization	8,691	6,882	26.3
Other	7,401	4,815	53.7

Total operating expenses	133,392	97,641	36.6

OPERATING INCOME	36,245	44,478	(18.5)

As a percent of total operating revenue	21.4%	31.3%
OTHER EXPENSE (INCOME):
Loss from unconsolidated affiliates, net	142	7	1,928.6
Interest income	(411)	(701)	(41.4)
Interest expense	749	1,101	(32.0)

Total other expense (income)	480	407	17.9

INCOME BEFORE INCOME TAXES	35,765	44,071	(18.8)

As a percent of total operating revenue	21.1%	31.0%
PROVISION FOR INCOME TAXES	13,165	15,909	(17.2)

NET INCOME	$22,600	$28,162	(19.8)

As a percent of total operating revenue	13.3%	19.8%
Earnings per share:
Basic	$1.14	$1.39	(18.0)
Diluted	$1.12	$1.37	(18.2)
Weighted average shares outstanding:
Basic	19,805	20,219	(2.0)
Diluted	20,222	20,512	(1.4)

Allegiant Travel Company
Operating Statistics
Three Months Ended March 31, 2010 and 2009
(Unaudited)

	Three months ended March 31,		Percent
	2010	2009	change*
OPERATING STATISTICS
Total system statistics
Passengers	1,437,459	1,294,608	11.0
Revenue passenger miles (RPMs) (thousands)	1,373,756	1,166,981	17.7
Available seat miles (ASMs) (thousands)	1,557,186	1,331,957	16.9
Load factor	88.2%	87.6%	0.6
Operating revenue per ASM (cents)	10.89	10.67	2.1
Operating expense per ASM (CASM) (cents)	8.57	7.33	16.9
Fuel expense per ASM (cents)	3.68	2.51	46.6
CASM, excluding fuel (cents)	4.88	4.82	1.2
Operating expense per passenger	$92.80	$75.42	23.0
Fuel expense per passenger	$39.91	$25.80	54.7
Operating expense per passenger, excluding fuel	$52.89	$49.62	6.6
Departures	11,700	10,624	10.1
Block hours	28,244	24,408	15.7
Average stage length (miles)	895	843	6.2
Average number of operating aircraft during period	46.2	39.4	17.3
Total aircraft in service end of period	47	41	14.6
Average departures per aircraft per day	2.81	3.00	(6.3)
Average block hours per aircraft per day	6.8	6.9	(1.4)
Full-time equivalent employees at end of period	1,602	1,419	12.9
Fuel gallons consumed (thousands)	26,402	22,783	15.9
Average fuel cost per gallon	$2.17	$1.47	47.6
Scheduled service statistics
Passengers	1,356,610	1,210,325	12.1
Revenue passenger miles (RPMs) (thousands)	1,307,966	1,102,470	18.6
Available seat miles (ASMs) (thousands)	1,426,546	1,214,832	17.4
Load factor	91.7%	90.8%	0.9
Departures	10,081	9,141	10.3
Average passengers per departure	135	132	2.3
Block hours	25,355	21,867	16.0
Yield (cents)	8.44	8.18	3.2
Scheduled service revenue per ASM (cents)	7.74	7.42	4.3
Total ancillary revenue per ASM (cents)	3.34	3.40	(1.8)

Total revenue per ASM (TRASM) (cents)	11.08	10.82	2.4
Average fare — scheduled service	$81.41	$74.52	9.2
Average fare — ancillary total	35.08	34.09	2.9

Average fare — total	$116.49	$108.61	7.3
Average stage length (miles)	945	887	6.5
Fuel gallons consumed (thousands)	23,706	20,395	16.2
Average fuel cost per gallon	$2.32	$1.57	47.8
Percent of sales through website during period	88.3%	87.4%	0.9

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended March 31, 2010 and 2009
(in thousands, except per share and per ASM amounts)
(Unaudited)

“EBITDA” represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income or operating income as indicators of our financial performance or to cash flow as a measure of liquidity. In addition, our calculation may not be comparable to other similarly titled measures of other companies. EBITDA is included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. Further, EBITDA is a well-recognized performance measurement that is frequently used by securities analysts, investors and other interested parties in comparing the operating performance of companies. We believe EBITDA is useful in evaluating our operating performance compared to our competitors because its calculation generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. The following represents the reconciliation of EBITDA to net income for the periods indicated below.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measure EBITDA to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net income, and a reconciliation of the non-GAAP measure to the most comparable GAAP measure.  Our utilization of a non-GAAP measurement is not meant to be considered in isolation or as a substitute for net income and other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and our use of it may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow.

	Three months ended March 31,		Percent
(in thousands)	2010	2009	change
Net income	$22,600	$28,162	(19.8)
Plus (minus)
Interest income	(411)	(701)	(41.4)
Interest expense	749	1,101	(32.0)
Provision for income taxes	13,165	15,909	(17.2)
Depreciation and amortization	8,691	6,882	26.3

EBITDA	$44,794	$51,353	(12.8)